Exhibit 99.1

Contact:	Ina Cu
Investor Relations
650-266-3000

CELL GENESYS APPOINTS SHARON E. TETLOW
SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

SOUTH SAN FRANCISCO, Calif., June 1, 2005—Cell Genesys, Inc. (Nasdaq: CEGE) today announced that Sharon E. Tetlow has joined the company as senior vice president and chief financial officer. Ms. Tetlow, who was most recently a venture partner at Apax Partners, a private equity firm, brings over 18 years of financial management experience in the life science industry, including the last five years as chief financial officer for diaDexus, a pharmacogenomics company. Ms. Tetlow replaces Matthew J. Pfeffer who is resigning to spend more time with his family.

“We are very pleased to have Sharon join the Cell Genesys management team, given her proven track record of strategic and financial leadership in the biotechnology industry,” stated Stephen A. Sherwin, M.D., chairman and chief executive officer. “She will be a real asset to our company as we continue to advance our clinical pipeline and build value for our shareholders.”

Ms. Tetlow, 45, who joins Cell Genesys from Apax Partners, was previously chief financial officer of diaDexus, where she was successful in raising over $100 million in equity financing and closing the company’s largest financial alliance with an international diagnostics company. Prior to diaDexus, she held senior management positions in other biotechnology companies including chief financial officer at Reprogen and Terrapin Technologies (now Telik), as well as senior finance positions at Synergen (now part of Amgen) and Genentech. Earlier in her career, Ms. Tetlow was an associate at the Brookings Institution in Washington, D.C. Ms. Tetlow holds a Master of Business Administration from the Graduate School of Business, Stanford University and a Bachelor of Arts and Science degree magna cum laude, from the University of Delaware.

Cell Genesys is focused on the development and commercialization of novel biological therapies for patients with cancer. The company is currently pursuing two clinical stage product platforms — GVAX® cancer vaccines and oncolytic virus therapies. Clinical trials of GVAX® cancer vaccines include an ongoing Phase 3 trial of GVAX® vaccine for prostate cancer as well as trials of GVAX® vaccines for leukemia, pancreatic cancer, lung cancer and myeloma. Clinical programs of oncolytic virus therapies currently include CG7870 for prostate cancer and CG0070 for bladder cancer. Cell Genesys continues to hold equity interests in its two former subsidiaries — Abgenix, Inc., an antibody products company and Ceregene, Inc., which is developing gene therapies for neurodegenerative disorders. Cell Genesys is headquartered in South San Francisco, CA and has manufacturing operations in San Diego, CA, Hayward, CA and Memphis, TN. For additional information, please visit the company’s website at www.cellgenesys.com.

Statements made herein about the company and its subsidiaries, other than statements of historical fact, including statements about the company’s progress, results and timing of clinical trials and preclinical programs, agreements with the FDA and the nature of product pipelines are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials and research and development programs, the regulatory approval process for clinical trials, potential changes in study protocols, new concerns of safety not previously known, regulatory agreements for manufacturing controls and product testing requirements, competitive technologies and products, patents, continuation of corporate partnerships and the need for additional financings. For information about these and other risks which may affect Cell Genesys, please see the company’s Annual Report on Form 10-K for the year ended December 31, 2004 dated March 14, 2005, as well as Cell Genesys’ reports on Form 10-Q and 8-K and other reports filed from time to time with the Securities and Exchange Commission. The company assumes no obligation to update the forward-looking information in this press release.

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